       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 2000
                                                      REGISTRATION NO. 333-50026
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                     ALLIED RISER COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                  DELAWARE                                                     75-2789492
        (State or Other Jurisdiction                                         (I.R.S. Employer
    of Incorporation or Organization)                                     Identification Number)

       1700 PACIFIC AVENUE, SUITE 400                                     MICHAEL R. CARPER, ESQ.
              DALLAS, TEXAS 75201                              SENIOR VICE PRESIDENT AND GENERAL COUNSEL
               (214) 210-3000                                      1700 PACIFIC AVENUE, SUITE 400
(Address, Including Zip Code, and Telephone                                DALLAS, TEXAS 75201
Number, Including Area Code, of Registrant's                                  (214) 210-3000
        Principal Executive Offices)                       (Name, Address Including Zip Code, and Telephone
                                                           Number, Including Area Code, of Agent for Service)

                                   ----------

                                   COPIES TO:

        KATHLEEN R. MCLAURIN, ESQ.                   TIMOTHY J. MELTON, ESQ.
       JONES, DAY, REAVIS & POGUE                   JONES, DAY, REAVIS & POGUE
         2727 N. HARWOOD STREET                            77 WEST WACKER
          DALLAS, TEXAS 75201                       CHICAGO, ILLINOIS 60601-1692
            (214) 220-3939                                 (312) 782-3939

                                   ----------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time following the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF              AMOUNT TO BE         AGGREGATE PRICE      AGGREGATE OFFERING         AMOUNT OF
         SECURITIES TO BE REGISTERED            REGISTERED            PER UNIT(1)               PRICE            REGISTRATION FEE
         ---------------------------           ------------         ----------------     ------------------      ----------------
   7.50% Convertible Subordinated Notes
       due 2007...........................       $150,000,000               100%              $150,000,000             $39,600

   Common Stock, par value $.0001 per
       share, underlying the notes........    9,759,270 shares(2)           (2)                    (2)                   (3)


   Common Stock, par value $.0001 per
       share, which may be issued as
       payment-in-kind interest on the
       notes..............................    11,892,000 shares(4)        $3.75                $44,595,000             $11,774

=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) Reflects number of shares of common stock to be issued upon conversion of the notes based on an initial conversion price of $15.37 per share. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the notes, as such amount may be adjusted due to stock splits, stock dividends and anti-dilution provisions.

(3) Pursuant to Rule 457(i), no additional registration fee is required in connection with the registration of the registrant's common stock issuable upon conversion of the notes.

(4) The number of shares of common stock that may be issued as payment-in-kind interest on the notes was calculated based upon the registrant's estimate regarding the aggregate amount of interest payments to be paid in the form of common stock using the average of the reported high and low sales prices of shares of common stock on the Nasdaq National Market on November 8, 2000.

                                   ----------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS


                                  $150,000,000


                                   [ARC Logo]

                     ALLIED RISER COMMUNICATIONS CORPORATION


                  7.50% Convertible Subordinated Notes due 2007
                   and Up to 21,651,270 Shares of Common Stock

                                   ----------

    This prospectus relates to the offering of Allied Riser's 7.50% convertible subordinated notes due 2007, the shares of our common stock issuable upon conversion of the notes and the shares of common stock that may be issued as payment-in-kind interest on the notes. The selling security holders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices. We will not receive any cash proceeds from sales by the selling security holders of these securities.

         o Interest is payable on the notes on each June 15 and December 15, and we may pay interest on the notes in shares of our common stock if those shares are registered under the Securities Act.

         o Holders may convert the notes into our common stock at any time before June 15, 2007, or the earlier redemption or repurchase of the notes, at a conversion rate of 65.0618 shares per each $1,000 principal amount of the notes, subject to adjustment in certain circumstances.

         o On or after the third business day following June 15, 2004, we may redeem any or all of the notes at the redemption prices listed in this prospectus, plus accrued interest.

         o There is currently no established market for trading in the notes. Our common stock is listed on the Nasdaq National Market under the symbol "ARCC."

         o On December 14, 2000, the last reported sale price of our common stock was $1.875.

    See "Risk Factors" beginning on page 8 of this prospectus to read about important factors you should consider before buying the securities.

                                   ----------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


                The date of this prospectus is December 15, 2000.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...................................................................3

WHERE YOU CAN GET MORE INFORMATION................................................................................3

SUMMARY...........................................................................................................5
         The Securities...........................................................................................6
         Risk Factors.............................................................................................7

RISK FACTORS......................................................................................................8

USE OF PROCEEDS..................................................................................................16

SELLING SECURITY HOLDERS.........................................................................................16

DEFICIENCY OF EARNINGS TO FIXED CHARGES..........................................................................18

DESCRIPTION OF CAPITAL STOCK.....................................................................................19
         Common stock............................................................................................19
         Preferred stock.........................................................................................19
         Warrants................................................................................................19
         Options.................................................................................................19
         Registration rights.....................................................................................20
         Anti-takeover provisions................................................................................20
         Transfer agent and registrar............................................................................21
         Listing.................................................................................................21

DESCRIPTION OF CONVERTIBLE NOTES.................................................................................22
         General.................................................................................................22
         Form, denomination, transfer, exchange and book-entry procedures........................................22
         Conversion rights.......................................................................................24
         Subordination...........................................................................................26
         Optional redemption.....................................................................................28
         Payment and conversion..................................................................................29
         Repurchase at option of holders upon a change in control................................................30
         Mergers and sales of assets.............................................................................32
         Events of default.......................................................................................32
         Meetings, modification and waiver.......................................................................34
         Notices.................................................................................................35
         Replacement of notes....................................................................................35
         Payment of stamp and other taxes........................................................................35
         Governing law...........................................................................................35
         The trustee.............................................................................................35

IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS........................................................36

PLAN OF DISTRIBUTION.............................................................................................40

LEGAL MATTERS....................................................................................................41

EXPERTS..........................................................................................................41

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve risks and uncertainties, such as statements concerning: growth and future operating results; discovery and development of products; developments in our markets and strategic focus; new products; potential acquisitions and the integration of acquired businesses, products and technologies; strategic alliances; intellectual property; our manufacturing, marketing, sales and distribution capabilities; and future economic, business and regulatory conditions. Although we believe these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from these expectations are disclosed in this prospectus, including the "Risk Factors" beginning on page 8. These factors and other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. We do not undertake any obligation to update any forward-looking statements.

                       WHERE YOU CAN GET MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the SEC's Web site at www.sec.gov. However, information on that Web site does not constitute a part of this prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol "ARCC", and you can obtain information about us through their offices at Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the registration statement of which this prospectus forms a part is no longer effective:

         o        Our Annual Report on Form 10-K for the year ended December 31,
                  1999;

         o Our Proxy Statement, dated May 3, 2000 filed with the Commission in definitive form on May 11, 2000 with respect to the information required by Items 401 (management), 402 (executive compensation), 403 (securities ownership) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934;

         o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, as amended by Form 10-Q/A dated November 9, 2000;

         o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as amended by Form 10-Q/A dated November 9, 2000;

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

         o Our Current Reports on Form 8-K, dated September 20, 2000 and October 16, 2000; and

         o The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 25, 1999 (File No. 000-30298).

         You may obtain a copy of these filings (other than exhibits which are not expressly incorporated into this prospectus), at no cost, by writing or telephoning us at the following address: Corporate Secretary, Allied Riser Communications Corporation, 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201, Telephone (214) 210-3000. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. These securities are only being offered in states where the offer is permitted. You should not assume the information in this prospectus or any applicable prospectus supplement is accurate and complete as of any time after its date.

         If at any time during the two-year period following the date of original issue of the notes we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of the notes, holders of our common stock issued upon conversion of the notes and prospective purchasers of those securities the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of the notes and the common stock issued on conversion of the notes.

                                     SUMMARY

         This summary highlights basic information about us and the securities offered by the selling security holders, but does not contain all information important to you. You should read the more detailed information and the consolidated financial statements and related notes appearing elsewhere in this prospectus.


         We are a facilities-based provider of broadband data, video and voice communications services to small-and-medium-sized businesses within facilities operating or constructed in 54 major metropolitan areas in North America (including Canada). We typically deliver our services over our network that we design, construct, own and operate inside large-and-medium-sized office buildings. Today, over this infrastructure, we offer ultra high-speed Internet access and other broadband data services. Broadband data services are services that are enabled by high-speed dedicated data transmission capacity. We have the capability to provide services using wireless, optical and copper-based technologies. As of September 30, 2000, we had our broadband data network operating or constructed inside more than 750 office buildings with more than 280 million rentable square feet. We have agreements with building owners to install and operate our network in more than 1,475 office buildings with more than 450 million rentable square feet in North America.

         Internet access services, which we provide using our broadband data network, enable a direct connection to the Internet at speeds up to 175 times faster than standard dial-up services and are always-on. We believe that our service offers a combination of price and performance to our target customers that is superior to competing offerings. Our business-oriented television is the first of many additional connectivity services and broadband-enabled applications and content that we intend to offer using our network. We intend to take advantage of our growing market presence and brand by also offering similar broadband services to our customers' branch offices and other businesses located in buildings in which we have not installed our network.

         We use our in-building broadband data network to transmit data to and from each of our customers at speeds up to ten million bits of data per second. Using commercially available equipment in buildings where we have installed fiber-optic equipment, we can increase this transmission speed to one billion bits of data per second. We connect each building network to a central facility in each metropolitan area, usually over lines we lease from other carriers. At this metropolitan hub, we aggregate and disseminate network traffic for Internet connectivity and our other broadband services.

         Since our inception in December 1996, our principal activities have included developing our business plan, raising capital and debt, hiring management and other key personnel, designing and developing our network inside buildings, acquiring equipment and facilities, entering into agreements with building owners and real estate managers and beginning the deployment of our network. In September 1997, we began installing our network, and we began operating our first in-building network in January 1998.

         To rapidly establish a strong position in the markets we target, we have heavily invested in our network. We incur costs in the design and installation of our in-building infrastructure, which is typically installed within a secure conduit located in the building's riser, which is the building's vertical utility shaft. We also invest in electronic equipment that is needed to connect our network to the Internet. We have incurred significant costs and expect to incur additional costs building and refining our operational support systems, which to date have included the purchase and implementation of software to facilitate customer acquisition, billing, collections, and network management.

                                 THE SECURITIES


Securities offered............................    $150,000,000 principal amount of 7.50% convertible subordinated notes due 2007.

Interest......................................    Interest on the notes is payable semiannually on June 15 and December
                                                  15 of each year, commencing December 15, 2000. We may, at our option, pay interest on the notes in shares of our common stock that have been registered under the Securities Act. If we elect to pay interest in shares of our common stock, the number of shares to be distributed will be calculated by dividing the amount of the interest otherwise payable in cash by 95% of the average of the closing prices of our common stock for the five trading days preceding the interest payment date. See "Description of Convertible Notes--Payment and conversion."

Conversion....................................    You may convert your notes into shares of our common stock at the rate of 65.0618 shares of common stock per $1,000 principal amount of notes. This conversion rate is equivalent to a conversion price of approximately $15.37 per share. The conversion rate may be adjusted in certain circumstances. See "Description of Convertible
                                                  Notes--Conversion rights."

                                                  You will be able to convert the notes at any time before the close of business on June 15, 2007. If, prior to that date, we notify you that we intend to redeem or repurchase your notes, you will still be able to convert your notes up to and including the close of business on the day immediately preceding the date fixed for redemption or repurchase.
                                                  See "Description of Convertible Notes--Conversion rights."

Subordination.................................    The notes are subordinated to any present and future senior debt that we may incur. The notes are also effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of
                                                  September 15, 2000, other than capital lease obligations, we and our subsidiaries had no indebtedness for borrowed money outstanding. The indenture under which the notes will be issued will not prevent us from incurring senior debt nor will it prevent our subsidiaries from incurring any indebtedness or liabilities. See "Description of
                                                  Convertible Notes--Subordination."

Optional redemption by us.....................    Starting on the third business day after June 15, 2004, we may redeem some or all of your notes plus accrued and unpaid interest up to, but excluding, the redemption date. See "Description of Convertible
                                                  Notes--Optional redemption."

Repurchase at your option if we have a change
in control....................................    If we experience a change in control, you will have the right, subject to certain conditions and restrictions, to require us to repurchase some or all of your notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest up to, but excluding, the repurchase date. The repurchase price is payable in cash or, at our option, but subject to certain conditions, in shares of our common stock that have been registered under the Securities Act, valued at
                                                  95% of the average of the closing prices of our common stock for the
                                                  20 consecutive trading days

                                                  preceding and including the third trading day prior to the repurchase date. See "Description of Convertible Notes--Repurchase at option of holders upon a change of control."

Events of Default.............................    Events of default include:

                                                      o     we fail to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination
                                                            provisions of the indenture;

                                                      o     we fail to pay any interest on any note when due, which
                                                            failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

                                                      o     we fail to provide notice of a change in control, whether or not such notice is prohibited by the subordination
                                                            provisions of the indenture;

                                                      o     we fail to perform any other covenant in the indenture,
                                                            which failure continues for 60 days after written notice as provided in the indenture;

                                                      o     any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any
                                                            guarantee thereto, by us or any of our significant
                                                            subsidiaries in an aggregate principal amount in excess of
                                                            $25.0 million is not paid when due either at its stated
                                                            maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as
                                                            provided in the indenture; or

                                                      o     certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.


Nasdaq symbol for our common stock............    ARCC


                                  RISK FACTORS

         You should read the "Risk Factors" section, beginning on page 8, as well as the other cautionary statements, risks and uncertainties described or incorporated in this prospectus, so that you understand the risks associated with an investment in the securities.

                                   ----------

         Our principal executive offices are located at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201 and our phone number is (214) 210-3000.

         Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  RISK FACTORS

         You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the notes and our common stock.

WE HAVE EXPERIENCED INCREASING NEGATIVE EBITDA, OPERATING LOSSES AND NET LOSSES, WHICH WILL CONTINUE.

         We may not achieve or sustain positive EBITDA, operating income or net income in the future. Since our formation, we have generated increasing negative EBITDA, and larger operating losses and net losses each quarter. We have not achieved profitability and expect to continue to incur increasing negative EBITDA, operating losses and net losses in 2000 and for the foreseeable future. For 1999, we had negative EBITDA of $41,095,000, an operating loss of $60,777,000 and a net loss of $57,488,000 on revenues of $1,870,000. For the nine months ended September 30, 2000, we had negative EBITDA of $102,178,000, an operating loss of $137,475,000 and a net loss of $128,310,000 on revenues of $7,733,000.

         In addition, we expect to continue to incur significant development costs and, as a result, we will need to generate significant revenue to achieve profitability, which may not occur.

WE HAVE AN UNPROVEN BUSINESS MODEL WHICH COULD FAIL.

         During the third quarter, we announced a phased business plan that allows for a more managed and measured deployment and utilization of our network, direct sales force, application products and services, and customer support infrastructure. Implementation of this revised plan includes reducing expenses and the number of employees. As a part of this phased business plan we are approaching our initial network installation and technology choice in each building, as well as network enhancements, on a more demand-driven model. Our new business plan is in its preliminary stages and we cannot predict that implementation of our business plan will be successful or that our business plan will not be further modified. We are not aware of any company that has achieved positive EBITDA, operating income or net income by executing a business plan similar to our new business plan. We will make considerable capital expenditures in deploying our networks before we know whether our new business plan can be successfully executed. As a result, there is a risk that our business will fail.

WE ARE A START-UP COMPANY AND IF WE DO NOT GROW VERY RAPIDLY WE WILL NOT
SUCCEED.

         We began operating our first fiber-optic network in January 1998 and we must grow very rapidly to succeed. Because the communications industry is capital intensive, rapidly evolving and prone to significant economies of scale, as a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a significant strain on all of our resources. If we fail to grow rapidly, our ability to compete with larger, more well established companies will be substantially reduced.

WE MAY NEED ADDITIONAL CAPITAL.

         We estimate that our cash on hand and our capital lease facilities, will be sufficient to fund our operations and the projected deployment of the first phase of our network, although there can be no assurances in this regard, particularly if we make acquisitions for cash. We expect that the first phase of our revised network deployment should be completed by 2004. We do, however, expect to continue our growth, expansion and the further development of our network and services beyond that point. We have no commitments for any additional financing, and we cannot be sure that we will be able to obtain any such additional financing at the times required and on terms and conditions acceptable to us. In the event we need additional financing and cannot obtain additional financing, our growth could slow and operations could be adversely affected.

THE SECTOR IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The numerous companies that may seek to enter our niche may expose us to severe price competition for our services or for building access rights. We expect competition to intensify in the future. We expect significant competition from traditional and new telecommunications companies, including local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data service providers. If these potential competitors successfully focus on our niche, there may be intense price competition which could impede our ability to become profitable.


         IN-BUILDING COMPETITORS. Some competitors, such as Cypress Communications, OnSite Access, Broadband Office, Intermedia Communications, EZIAZ, RCN, XO Communications, Winstar, Teligent and Advanced Radio Telecom are attempting to gain access to office buildings in our target markets. Some of these competitors have sought to develop favorable relationships with building owners. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Our agreements to use vertical utility shafts within buildings are not exclusive. An owner of any of the buildings we have rights to install a network in could also give similar rights to one or more of our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights. It will take a substantial amount of time for us to build networks in all the buildings where we obtain rights to do so. Each building in which we have not built a network is particularly vulnerable to competitors. It is not clear whether it will be profitable for two or more different companies to operate broadband networks within the same building. Therefore, it is critical that we build our networks in additional buildings quickly. Once we have done so, if a competitor installs a network in the same building, it is likely that there will be substantial price competition.


         LOCAL TELEPHONE COMPANIES. Incumbent local telephone companies have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include:

         o        an established brand name and reputation;

         o        significant capital to deploy fiber-optic equipment rapidly;

         o ability to offer higher-speed data services through digital subscriber line technology;

         o        their own inter-building connections; and

         o ability to bundle digital data services with their voice services to achieve economies of scale in servicing customers.

         Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large- and medium-sized buildings and selectively build in-building facilities.

         LONG DISTANCE COMPANIES. We will face strong competition from long distance companies. Many of the leading long distance carriers, including AT&T, WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end data networking services, and could begin to build their own in-building networks. The newer national long distance carriers, such as Qwest, Level 3, Williams Communications and BroadWing are building and managing high-speed fiber-based national data networks, partnering with Internet service providers, and may extend their networks by installing in-building fiber-optic cables.


         FIXED WIRELESS SERVICE PROVIDERS. We may lose potential customers to fixed wireless service providers. Fixed wireless service providers can provide high speed inter-building communications services using microwave facilities, satellite earth stations or other facilities on building rooftops. Some of these providers have targeted small- and medium-sized-business customers and have a business strategy that is similar to ours. These providers include Winstar, Teligent, Advanced Radio Telecom, Sprint and WorldCom.

         INTERNET, DIGITAL SUBSCRIBER LINE AND CABLE MODEM SERVICE PROVIDERS. The services provided by Internet service providers and cable modem service providers can be used by our potential customers instead of our services. Internet service providers, such as Genuity, formerly GTE Internetworking, UUNET, a subsidiary of WorldCom, Sprint, Concentric Networks, Prodigy, EarthLink, Verio and PSINet, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as Covad, Rhythms NetConnections, NorthPoint and Network Access Solutions, typically provide broadband Internet access. Cable modem service providers, such as Excite@Home and its @Work subsidiary, Road Runner, RCN and High Speed Access, also provide broadband Internet access. On-line service providers, such as America Online, Compuserve, Microsoft Network and WebTV, provide Internet connectivity, ease-of-use and a stable environment for modem connections.

WE MUST OBTAIN ADDITIONAL AGREEMENTS WITH BUILDING OWNERS OR OUR GROWTH WILL BE CONSTRAINED.


         Our business depends upon our ability to install in-building networks. The failure of building owners to grant or renew access rights on acceptable terms could substantially reduce our potential customer base. Current federal and most state laws and regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. While many building owners recently made commitments to the FCC regarding nonexclusive, nondiscriminatory telecommunications access arrangements, building owners may decide not to permit us to install our networks in their buildings. In addition, building owners may elect not to renew our access agreements which typically have terms of ten or more years. Non-renewal of these agreements would cause losses resulting from the removal or sale of our infrastructure in these buildings and would reduce our revenues.


WE MUST INSTALL NETWORKS IN ADDITIONAL BUILDINGS BEFORE OUR COMPETITORS DO OR WE MAY FACE A COMPETITIVE DISADVANTAGE.

         Our success depends upon our ability to quickly install our in-building networks in additional buildings. This is crucial in order to establish a first-mover advantage. We may not be able to accomplish this objective. Each building in which we have not built a network is particularly vulnerable to competitors. Future expansions and adaptations of our network infrastructure may be necessary to respond to growth in the number of customers served, increased capacity demands and changes to our services. The expansion and adaptation of our in-building networks will require substantial financial, operational and managerial resources. Our phased business plan may affect our ability to accomplish these objectives. Our failure to rapidly deploy, expand and adapt our networks to changing conditions could make it difficult to increase and retain our customer base, which would reduce our revenues and impede our growth.

WE MUST PURCHASE CAPACITY FROM THIRD PARTIES WHO MAY BE UNABLE OR UNWILLING TO MEET OUR REQUIREMENTS.

         We construct in-building networks and generally rely on other communications carriers to provide transmission capacity outside the buildings. Our failure to obtain adequate connections from other carriers on a timely basis could delay or impede our ability to provide services and generate revenue.

         We have experienced, and expect to continue to experience, delays in obtaining transmission capacity. In addition, in some of our target markets there is only one established carrier available to provide the necessary connection. This increases our cost and makes it extremely difficult, if not impossible, to obtain redundant connections. Sufficient capacity or redundant capacity may not be readily available from third parties at commercially reasonable rates, if at all. Our failure to obtain sufficient redundant connectivity could result in an inability to provide service in certain buildings and service interruptions, which could in time lead to loss of customers and damage to our reputation.

THERE MIGHT NOT BE SUFFICIENT DEMAND FOR OUR SERVICES.

         Demand for broadband services has grown rapidly, and this market is characterized by rapidly changing technology, evolving industry standards and frequent new service introductions.

         If the commercial market for Internet access and other broadband services develops more slowly than expected or if the Internet services that we offer are not broadly accepted, our revenues will not grow as quickly as necessary to achieve or sustain profitability.

         Demand and market acceptance for recently introduced services in this industry are subject to a high level of uncertainty.

         In addition, critical issues concerning the commercial use of services requiring broadband capabilities remain unresolved and may impact the growth of these services. Historically, some businesses have been reluctant to purchase broadband services, such as high-speed Internet access, for a number of reasons, including:

         o resistance to the use of the Internet in business applications;

         o        inconsistent quality of service;

         o        lack of available cost-effective, high-speed options;

         o the need to deal with multiple and frequently incompatible vendors;

         o        inadequate security for stored or transmitted data;

         o        lack of networking tools to simplify Internet access and use;
                  and

         o        lack of high-speed application requirements.

         Capacity constraints caused by heavy use of the Internet may impede further development to the extent that users experience delays, transmission errors and other difficulties. Further, enterprises that have already invested substantial resources in other methods may be particularly reluctant or slow to adopt a new strategy.

ALTERNATIVE TECHNOLOGIES POSE COMPETITIVE THREATS.

         There are other technologies that provide more capacity and speed than dial-up connections and can be used instead of our fiber-optic services. Furthermore, these technologies may be improved and other new technologies may develop that provide more capacity and speed than the fiber-optic technology we typically employ. Existing alternative technologies include:

         o DIGITAL SUBSCRIBER LINE TECHNOLOGY. Digital subscriber line technology was developed to produce higher data transfer rates over the existing copper-based telephone network. The data transfer rates for digital subscriber lines are reported to range between 144 thousand bits of data per second and six million bits of data per second. Digital subscriber line technology has been substantially improved in recent years.

         o CABLE MODEMS. Cable modems can allow users to send and receive data using cable television distribution systems. According to industry sources, cable modem users typically experience download speeds of 1.5 million bits of data per second.

         o WIRELESS TECHNOLOGIES. Wireless technologies, such as satellite and microwave communications systems, can provide high-speed data communications. Satellite systems, such as DirecPC, can offer high download speeds that are advertised at 400 thousand bits of data per second. Wireless point-to-point and point-to-multipoint systems are advertised to offer data transfer rates at 56 thousand to 45 million bits of data per second or more in some areas.

         o INTEGRATED SERVICES DIGITAL NETWORKS. Integrated services digital networks have been offered by the incumbent local telephone companies over the existing copper-based telephone network for some time. These services offer data transfer speeds of 128 thousand bits of data per second.

         The development of new technologies or the significant penetration of alternative technologies into our target market may reduce the demand for our services and consequently could have a material adverse effect on our results of operations.

WE MUST MAKE SIGNIFICANT CAPITAL EXPENDITURES BEFORE GENERATING REVENUE, WHICH MAY PROVE INSUFFICIENT TO JUSTIFY THOSE EXPENDITURES.

         When we install an in-building network, we incur significant initial expenditures. If we fail to attract enough customers within each office building, our capital expenditures in that building will be underutilized. These expenditures vary depending on the size of the building and whether we encounter any construction-related difficulties. In addition, we typically install an in-building network before we have any customers in that building. Since we generally do not solicit customers within a building until our network is in place, and since our costs can vary, we may not be able to recoup our expenditures within any building.

OUR BUSINESS MAY BE HARMED IF OUR BILLING, CUSTOMER SERVICE AND INFORMATION SUPPORT SYSTEMS ARE NOT FURTHER DEVELOPED.

         Sophisticated information processing systems are vital to our growth and our ability to achieve operating efficiencies. A failure of these systems could substantially impair our ability to provide services, send invoices, and monitor our operations. We have incurred and expect to incur significant additional costs building and refining our operational support systems, which to date have included the purchase and implementation of software to facilitate customer acquisition, billing, collections, and network management.

         Our plans for the development and implementation of these systems rely, for the most part, on acquiring products and services offered by third-party vendors and integrating those products and services. We may be unable to implement these systems on a timely basis or at all, and these systems may not perform as expected. We may also be unable to maintain and upgrade our operational support systems as necessary.

         We are also dependent on the systems of our network capacity providers, and, in some cases, on the interface between our systems and those of our providers. Therefore, any systems failures experienced by our suppliers could also have similar adverse effects on our systems.

OUR NETWORKS MAY BE VULNERABLE TO UNAUTHORIZED ACCESS WHICH COULD INTERFERE WITH THE PROVISION OF OUR SERVICES.

         Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Remediating the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays or cessation of service to our customers. Other companies have experienced interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers. Although we intend to continue to implement industry-standard and other security measures, such measures at other companies have been circumvented in the past and may be circumvented on our systems in the future. These risks could have a material adverse effect on our ability to provide services.

WE MUST ATTRACT AND RETAIN KEY PERSONNEL IN A TIGHT LABOR MARKET OR WE WILL BE UNABLE TO MANAGE OUR GROWTH.

         There currently is intense competition for personnel with the qualifications we require. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our ability to grow and on the price of our common stock. We are highly dependent upon the efforts of our existing senior management team. Although we have entered into employment agreements with members of our senior management team, these agreements do not obligate the employees to remain with us for any length of time. We believe that our future success will depend in large part on our ability to attract and retain qualified technical and sales personnel.

LEGISLATION AND GOVERNMENT REGULATION COULD ADVERSELY AFFECT US.

         Changes in the regulatory environment could affect our operating results by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. The provision of basic telecommunications services is subject to significant regulation at the federal and state level. The Federal Communications Commission regulates telecommunications carriers providing interstate and international common carrier services. State public utilities commissions exercise jurisdiction over intrastate basic telecommunications services but do not regulate most enhanced services, which involve more than the pure transmission of customer provided information. Many of our competitors and vendors, especially incumbent local telephone companies, are subject to federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict. Although we believe the services we provide today are not subject to substantial regulation by the FCC or the state public utilities commissions, changes in regulation or new legislation may increase the regulation of our current services. In addition, a regulatory body may seek to apply telecommunications regulations to our enhanced services.

         IF WE DECIDE TO PROVIDE VOICE AND OTHER BASIC TELECOMMUNICATIONS SERVICES WE MAY BE UNABLE TO SUCCESSFULLY RESPOND TO REGULATORY CHANGES. We will become subject to regulation by the FCC and state agencies in the event we decide to offer non-enhanced voice and other basic telecommunications services. Complying with these regulatory requirements may be costly. Through subsidiaries, we are in the process of applying for, and in some states have received, authority from state regulatory commissions and the FCC to provide basic telecommunications services, such as voice telephony service. These subsidiaries will be subject to direct federal and state regulation upon approval of their respective applications. The regulations that apply to basic telecommunications services change from time to time and such changes may have adverse effects on our business.


         REGULATION OF ACCESS TO OFFICE BUILDINGS COULD NEGATIVELY AFFECT OUR BUSINESS. Several states require that commercial office buildings give access to competitive providers of telecommunications services on nondiscriminatory terms, and such legislative or regulatory proposals have been made at the federal level and in other states. If these proposals are adopted and regulatory or legal requirements change access rights to our target buildings or our network, these requirements will facilitate our competitors' entry into buildings where we have access rights, which in turn will diminish the value of our access rights and adversely affect our competitive position. The FCC recently issued an order in a regulatory proceeding relating to riser access in multiple tenant buildings stating its general preference that building owners give access to providers on a non-discriminatory and non-exclusive basis. However, the FCC declined at that time to adopt rules mandating building access, but is considering additional actions in an on-going phase of this proceeding. In addition, this order, among other things, prohibited telecommunications carriers from entering into exclusive building access agreements and required utilities to give nondiscriminatory access to conduits and rights-of-way in customer buildings and campuses. Bills have also been introduced in Congress regarding the same topic but Congress has yet to act.


         AS AN INTERNET ACCESS PROVIDER, WE MAY INCUR LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK. The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. Although we have not been sued for information carried on our network, it is possible that we could be in the future. Federal and state statutes have been directed at imposing liability on Internet service providers for aspects of content carried on their networks. There may be new legislation and court decisions that may affect our services and expose us to potential liability.

         As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability. The implementation of these measures may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of these measures or the imposition of liability could have a material adverse effect on our operating expenses and our liquidity.

         WE COULD BE SUBJECT TO FOREIGN REGULATION THAT NEGATIVELY AFFECTS OUR BUSINESS. We have agreements with building owners giving us rights to construct networks in buildings located in certain countries outside the United States. We may construct networks, offer services or acquire additional network rights or operations in foreign countries. Foreign governments have various laws and regulations that would be applicable to building access agreements, our services and rates, interconnection agreements, operations and services of our competitors, and other aspects of our business. These laws and regulations vary from country to country, and may have a material adverse affect on our business in a country.

RETAINED CONTROL BY OUR PRINCIPAL STOCKHOLDERS MAY CREATE CONFLICTS OF INTEREST.

         The concentration of ownership of our common stock may have the effect of delaying, deferring or preventing a change in control, merger, consolidation or a tender offer which could involve a premium over the price of our common stock. As of October 31, 2000, our officers, directors and greater-than-five-percent stockholders and their affiliates, in the aggregate, beneficially owned approximately 45.9% of the outstanding common stock.

MEMBERS OF OUR BOARD SERVE ON THE BOARDS OF OUR POTENTIAL COMPETITORS, WHICH MAY CREATE CONFLICTS OF INTEREST.

         Members of our board of directors also serve as officers or directors of other telecommunications or Internet services companies. To the extent that any of these companies presently offer, or at some future point begin to offer, services having characteristics similar to those offered by us, there may be conflicts of interest between the fiduciary duties owed by these individuals to us and the duties owed to these other companies. We have not adopted specific policy guidelines to address these potential conflicts of interest and if these conflicts of interest arise, they may be resolved on terms that are not in the best interests of all of our stockholders.

THE MARKET PRICE OF OUR STOCK HAS BEEN AND WILL LIKELY CONTINUE TO BE VOLATILE.

         The stock market generally and the market for technology stocks in particular have experienced significant price and volume fluctuations, which often have been unrelated or disproportionate to the operating performance of these companies. From October 29, 1999, the date on which our common stock began trading on the Nasdaq National Market, through October 31, 2000, the price of our common stock has ranged from $2.69 to $48.75. The market for our common stock likely will continue to be subject to similar fluctuations. Many factors could cause the trading price of our common stock to fluctuate substantially, including the following:

         o future announcements concerning our business, customers or competitors;

         o        variations in our operating results;

         o        announcements of technological innovations;

         o the introduction of new products or changes in product pricing policies by us or our competitors;

         o changes in earnings estimates by securities analysts or announcements of operating results that are not aligned with the expectations of analysts and investors;

         o the economic and competitive conditions in the industries in which our customers operate; and

         o        general stock market trends.

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL.

         Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

         o the ability of our board of directors to issue preferred stock without any further approval being required from our stockholders;

         o the "staggered" nature of our board of directors which results in directors being elected for terms of three years; and

         o the requirement that stockholders provide us with advance notice of proposed actions.

         These provisions may have the effect of delaying, deferring or preventing a change in our control or impeding a merger, consolidation, takeover or other business combination, which in turn could preclude our stockholders from recognizing a premium over the prevailing market price of our common stock.

IMPAIRMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

         Other than our ARC logo, which has been granted federal protection, we have not been awarded any trademark registrations, and are relying upon our common law rights. It is possible that other entities may challenge our registration and use of these trademarks based on a claim of superior rights, dilution or otherwise. These challenges, if successful, could preclude us from registering and even using our trademarks, in which case the expense of developing new trademarks and resulting loss of product identification and goodwill could have a material adverse effect on our net income (loss) and our brand awareness.

THERE MAY BE NO PUBLIC MARKET FOR THE NOTES.

         There is no established trading market for the notes. We cannot assure you that any market for the notes will develop or, if it does develop, that it will be maintained. Various factors could have a material adverse effect on the trading price of the notes, if any, including the failure of an active market to develop, fluctuations in the prevailing interest rates, changes in the market for convertible securities, our operating results and changes in the market price of our common stock.

WE MAY BE UNABLE TO REPAY OR REPURCHASE THE NOTES.

         There is no sinking fund with respect to the notes, and at maturity the entire outstanding principal amount of the notes will become due and payable. If we experience a change in control, you may require us to repurchase all or a portion of your notes prior to maturity. See "Description of convertible notes -- Repurchase at option of holders upon a change in control". We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to repay the notes at maturity or to repurchase notes tendered to us following a change in control. Under the terms of the notes indenture, we may elect, subject to certain conditions, to pay the repurchase price with shares our of common stock.

         Borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on or prohibitions against our repurchase of the notes. If we are prohibited from repurchasing the notes and cannot obtain the necessary waivers or refinance the applicable borrowings, we will be unable to repurchase the notes. Our failure to repurchase any tendered notes or notes due upon maturity would constitute an event of default of the notes and, upon acceleration of the notes in accordance with the indenture, would cause a default under the terms of any senior debt. In this type of situation, unless we were able to obtain a waiver, the subordination provisions of the notes indenture would prohibit any repurchase of the notes until we pay in full the senior debt.

THE NOTES WILL BE SUBORDINATED TO OTHER DEBT.

         We may be required to repay senior debt and indebtedness of our subsidiaries before we can repay the notes. As of October 31, 2000, other than capital lease obligations and the notes, we and our subsidiaries had no indebtedness for borrowed money outstanding. However, the notes indenture does not prevent us or our subsidiaries from incurring additional debt. If we are party to a bankruptcy, liquidation or reorganization, or if we default on any senior debt, our assets will be used to satisfy the holders of our senior debt before we will be able to make additional payments on the notes. Further, the assets of each of our subsidiaries must be used to satisfy the holders of that subsidiary's indebtedness before we can use that subsidiary's assets to make payments on the notes.

                                 USE OF PROCEEDS

         All sales of the notes or the common stock issuable upon conversion of the notes and the common stock that may be issued as payment-in-kind interest under the terms of the notes will be by or for the account of the selling security holders listed in the following section of this prospectus. We will not receive cash proceeds from any of these sales.

                            SELLING SECURITY HOLDERS

         All of the notes and any shares of common stock issued upon conversion of the notes or as payment-in-kind interest are being offered by the selling security holders listed in the table below. Only those shares of common stock issued upon conversion of the notes or issued as payment-in-kind interest may be offered by the selling security holders. We issued the notes in a private placement transaction exempt from registration under the Securities Act.

         No offer or sale under this prospectus may be made by a holder of the notes or shares of common stock issued upon conversion of the notes or shares of common stock issued as payment-in-kind interest unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus to include additional selling security holders reasonably promptly after we receive all required information from the additional selling security holders.

         The selling security holders may offer and sell, from time to time, any or all of their notes or shares of common stock issued upon conversion of the notes or shares of common stock issued as payment-in-kind interest. Because the selling security holders may offer all or only some portion of the notes and shares of common stock listed in the table below, no estimate can be given as to the amount or percentage of these notes and shares of common stock that will be held by the selling security holders upon termination of the offering.

         The following table lists:

         o        the name of each selling security holder;

         o the amount of each type of security beneficially owned by that holder before the offering; and

         o the amount of securities being offered for sale by that selling security holder.

         We obtained the information in the table from the identified selling security holders. This information is as of December 14, 2000. Unless otherwise disclosed in the footnotes to the table, no selling security holder has indicated that it has held any position, office or other material relationship with us or any of our affiliates during the past three years.



                                                        CONVERTIBLE NOTES                      COMMON STOCK
                                               -----------------------------------    -----------------------------
                                               PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                                                OF CONVERTIBLE     OF CONVERTIBLE       NUMBER OF      NUMBER OF
          NAME OF SELLING SECURITY HOLDER         NOTES OWNED       NOTES OFFERED     SHARES OWNED   SHARES OFFERED
          -------------------------------      ----------------   ----------------    ------------   --------------
AFRA Health Fund                               $   850,000.00     $   850,000.00            0               0

Argent Classic Convertible Arbitrage Fund
(Bermuda) L.P.                                 $ 2,000,000.00     $ 2,000,000.00            0               0

Aristeia International, Ltd.                   $ 6,600,000.00     $ 6,600,000.00            0               0

Aristeia Trading, L.P.                         $ 4,650,000.00     $ 4,650,000.00            0               0

Bank Austria Cayman Islands, Ltd.              $ 2,000,000.00     $ 2,000,000.00            0               0

Bear, Stearns & Co. Inc.                       $ 1,000,000.00     $ 1,000,000.00            0               0

Brown and Williamson Tobacco Master
Retirement Trust                               $   250,000.00     $   250,000.00            0               0

D. E. Shaw Investments, L.P.                   $   700,000.00     $   700,000.00            0               0

D. E. Shaw Valence, L.P.                       $ 1,800,000.00     $ 1,800,000.00            0               0

Delaware Group Dividend and Income Fund, Inc.  $ 1,475,000.00     $ 1,475,000.00            0               0

Delaware Group Global Dividend and Income
Fund, Inc.                                     $   725,000.00     $   725,000.00            0               0

Delaware Group Premium Fund-Convertible
Securities Series                              $   240,000.00     $   240,000.00            0               0

Delaware Retirement Income Fund                $    60,000.00     $    60,000.00            0               0

Deutsche Bank Securities Inc.                  $29,600,000.00     $29,600,000.00            0               0

Highbridge International LLC                   $ 6,000,000.00     $ 6,000,000.00            0               0

JMG Capital Partners, LP                       $ 1,900,000.00     $ 1,900,000.00            0               0

JMG Convertible Investments, LP                $   500,000.00     $   500,000.00            0               0

JMG Triton Offshore Fund, Ltd.                 $ 4,900,000.00     $ 4,900,000.00            0               0

Leonardo, L.P.                                 $ 4,000,000.00     $ 4,000,000.00            0               0

Mainstay Convertible Fund                      $ 7,200,000.00     $ 7,200,000.00            0               0

Mainstay Strategic Value Fund                  $   200,000.00     $   200,000.00            0               0

Mainstay VP Convertible Portfolio              $ 2,000,000.00     $ 2,000,000.00            0               0

Merced Partners Limited Partnership            $ 2,000,000.00     $ 2,000,000.00            0               0

New York Life Separate Account                 $ 1,500,000.00     $ 1,500,000.00            0               0

R2 Investments, LDC                            $ 5,000,000.00     $ 5,000,000.00            0               0

Sagamore Hill Hub Fund Ltd.                    $ 6,000,000.00     $ 6,000,000.00            0               0

The Northwestern Mutual Life Insurance
Company                                        $   500,000.00     $   500,000.00            0               0

Tribeca Investments LLC                        $ 8,000,000.00     $ 8,000,000.00            0               0

Triton Capital Investments, Ltd.               $   500,000.00     $   500,000.00            0               0

Westgate International, L.P.                   $ 7,000,000.00     $ 7,000,000.00            0               0

White River Securities L.L.C.                  $ 1,000,000.00     $ 1,000,000.00            0               0


         On June 28, 2000, we and the initial purchaser of the notes entered into a registration rights agreement. We are required under the terms of the registration rights agreement to make this prospectus available to the selling security holders, subject to the exceptions described below, for the period commencing on the effective date of the registration statement to which this prospectus forms a part of, until the earliest of:

                  o the time when all securities have been sold under this prospectus;

                  o the expiration of the period referred to Rule 144(k) of the Securities Act with respect to those securities held by persons that are not our affiliates; and

                  o two years after the date the registration statement to which this prospectus forms a part of is declared effective.

This time period is referred to as the effectiveness period.

         We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the happening of any event or existence of any state of facts that makes any statement in this prospectus or related registration statement untrue in any material respect or omits to state a material fact required to be included in order to make statements in those documents not misleading. We may suspend the use of this prospectus in connection with pending corporate developments, public filings with the SEC, acquisitions or divestitures of assets and similar events for a period not to exceed 45 days in any 90-day period or a total of 90 days in any 365-day period.

         In the event that:

         o the registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the registration statement for more than 45 days, whether or not consecutive, during any 90-day period; or

         o the registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the registration statement for more than 90 days, whether or not consecutive, during any 365-day period, then the interest rate on the notes will increase by 0.50% per annum (i) in respect of the notes, on the principal amount of the notes, and (ii) in respect of the common stock issued upon conversion of the notes, applied to the conversion price at that time. These liquidated damages will accrue from the 46th day of the 90-day period or the 91st day of the 365-day period. The increased rate will continue until the earlier of the following:

         o the time the registration statement again becomes effective or the holders of registrable securities are again able to make sales under the registration statement, depending on which event triggered the increase in interest rate; and

         o        the time the effectiveness period expires.

Persons purchasing securities from a selling security holder will not be entitled to liquidated damages.

                     DEFICIENCY OF EARNINGS TO FIXED CHARGES

         Our deficiency of earnings to fixed charges for each of the periods set forth below has been calculated on a consolidated basis and should be read in conjunction with the consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", all of which may be found in our Annual Report on Form 10-K for the year ended December 31, 1999 and our Quarterly Report on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2000, respectively, and are incorporated by reference in this prospectus.


                                      PERIOD FROM
                                       INCEPTION
                                     (DECEMBER 19,                                  NINE MONTHS
                                        1996) TO       YEAR ENDED     YEAR ENDED        ENDED
                                      DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                          1997            1998           1999           2000
                                     -------------    ------------   ------------   -------------
   Deficiency of earnings to
   fixed charges................       $(1,537)         $(14,827)     $(57,462)      $(128,590)

         For purposes of computing the deficiency of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (excluding the effect of capitalized interest). Fixed charges consist of interest incurred on indebtedness, accrued dividends, capitalized interest and amortization of capitalized interest.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation.

         Our authorized capital stock consists of 1,000,000,000 shares of common stock, and 100,000 shares of preferred stock. As of October 31, 2000, 58,649,307 shares of common stock were issued, held by 356 holders of record, and no shares of preferred stock were issued and outstanding. As of October 31, 2000, the number of treasury shares was 583,567. The common stock has a par value of $.0001 and the preferred stock has a par value of $.0001 per share. In addition, as of October 31, 2000, 9,341,000 shares of common stock were reserved for issuance upon the exercise of outstanding stock options; 7,117,300 shares of common stock were reserved for issuance upon the exercise of outstanding warrants; 9,759,270 shares of common stock are reserved for issuance upon the conversion of the notes; and 11,892,000 shares of common stock will be reserved for issuance as payment-in-kind interest on the notes. No shares of our capital stock are subject to sinking fund provisions.

COMMON STOCK

         Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights. The common stock is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of our business, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock.

PREFERRED STOCK

         The board of directors has the authority, within the limitations and restrictions stated in our amended and restated certificate of incorporation, to provide by resolution for the issuance of up to 100,000 shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

WARRANTS

         As of October 31, 2000, we had entered into warrant agreements for the issuance of 8,705,000 shares of common stock. Performance obligations underlying 7,829,000 shares of common stock had been completed as of October 31, 2000. Subject to attainment of these performance obligations, the warrants are exercisable for a period of ten years from the date of grant. As of October 31, 2000, warrants underlying 711,700 shares of common stock had been exercised. The warrants were issued to property owners and managers and are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements.

OPTIONS

         As of October 31, 2000, there were outstanding options to purchase a total of 9,341,000 shares of common stock. In addition, options to purchase up to 4,159,000 additional shares of common stock were available for grant under our existing stock option plans. Outstanding options are exercisable for a period of ten years from the date of grant.

REGISTRATION RIGHTS

         We entered into a registration rights agreement with a number of stockholders that held our securities prior to our common stock initial public offering. This agreement grants contractual rights to these stockholders which require us to register their shares under the Securities Act. As a result, these stockholders have the ability, upon the request of holders of at least 33% of the shares of common stock covered by the terms of the registration rights agreement, to require us to register their shares of common stock. These shares are also entitled to "piggy-back" registration rights in connection with other registration statements we file.

         The warrants described above are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements. Shares issued upon exercise of warrants are also entitled to "piggy-back" registration rights in connection with other registration statements we file.

ANTI-TAKEOVER PROVISIONS

         Some provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. See "Risk Factors -- Anti-takeover provisions could prevent or delay a change in control."

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by our Board of Directors and/or stockholders in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

CLASSIFIED BOARD OF DIRECTORS. Because our board of directors is divided into three classes of directors serving staggered three-year terms, approximately one-third of the board of directors will be elected each year. Our classified board, coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

CUMULATIVE VOTING. Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 15th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services. Its address is 85 Challenger, Ridgefield, New Jersey 07660, and its telephone number at this location is 201-296-4000.

LISTING

         Our common stock is quoted on the Nasdaq National Market under the trading symbol "ARCC."

                        DESCRIPTION OF CONVERTIBLE NOTES

         The notes were issued under an indenture between us and Wilmington Trust Company, as trustee. The indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the notes and the indenture. The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the notes and the indenture, including the definitions therein of certain terms.

GENERAL

         The notes are general, unsecured obligations of ours. The notes are subordinated, which means that they rank behind certain of our indebtedness as described below. The notes are limited to $150,000,000 aggregate principal amount. We are required to repay the principal amount of all outstanding notes and any accrued and unpaid interest on the notes in full on June 15, 2007.

         The notes bear interest at a rate of 7.50% per annum from June 28, 2000. We will pay interest on the notes on June 15 and December 15 of each year, commencing on December 15, 2000. Interest payable per $1,000 principal amount of the notes for the period from June 28, 2000 to December 15, 2000, is $34.7917.

         You may convert the notes into shares of our common stock initially at a conversion rate of 65.0618 shares per each $1,000 principal amount of the notes at any time before the close of business on the maturity date. Holders of notes called for redemption or submitted for repurchase are entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

         We may redeem the notes at our option at any time on or after the third business day after June 15, 2004, in whole or in part, at the redemption prices set forth below under "-- Optional redemption," plus accrued and unpaid interest to the redemption date. If there is a change in control of us, you will have the right to require us to repurchase your notes as described below under "-- Repurchase at option of holders upon a change in control."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

         The notes are issued:

         o        only in fully registered form;

         o        without interest coupons; and

         o        in denominations of $1,000 and greater multiples of $1,000.

         The notes are evidenced by one global note which was deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

         o DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note and a successor depository is not appointed by us within 90 days of such notice; or

         o an event of default with respect to the notes represented by the global note has occurred and is continuing.

         In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

         DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

         o you cannot get notes registered in your name if they are represented by the global note;

         o you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

         o you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

         o all payments on the global note will be made to DTC or its nominee.

         The laws of some jurisdictions require that certain kinds of purchasers can only own securities in definitive, certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

         Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

         Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

         We will make payments of interest on, and principal of, and the redemption or repurchase price of, the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make any cash payments by wire transfer of immediately available funds on each payment date.

         We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

         We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

         We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

         Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

         DTC has also advised us as follows:

         o        DTC is a:

                  o limited purpose trust company organized under the laws of the State of New York;

                  o        member of the Federal Reserve System;

                  o clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

                  o clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

         o DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants.

         o Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations.

         o Certain participants, or their representatives, together with other entities, own DTC.

         o Indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS

         You have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date. The conversion rate is equal to 65.0618 shares per $1,000 principal amount of notes, subject to adjustment as described below. This conversion rate is equivalent to a conversion price of approximately $15.37 per share. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due to you upon redemption or repurchase.

         You may convert all or part of any note by delivering the note to the Corporate Trust Office of the trustee in the Borough of Manhattan, the City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note is so delivered.

         As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

         If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date

(except notes, or portions thereof, called for redemption on a redemption date or to be repurchased on a repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note which has been converted after the close of business on any regular record date but before the opening of business on the next succeeding interest payment date, interest payable on such interest payment date will be payable on such interest payment date, notwithstanding such conversion, to the holder of such note on such regular record date.

         No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

         You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

         The conversion rate will be subject to adjustment for, among other things:

         o dividends and other distributions payable in our common stock on shares of our capital stock;

         o the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

         o subdivisions, combinations and reclassifications of our common stock;

         o distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

                  o those dividends, rights, options, warrants and distributions referred to above,

                  o dividends and distributions paid exclusively in cash, and

                  o distributions upon mergers or consolidations discussed below;

         o distributions consisting exclusively of cash, excluding any cash portion of distributions referred to above, or cash distributed upon a merger or consolidation as described below, to all holders of our common stock in an aggregate amount that, combined together with:

                  o other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made, and

                  o any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

         o the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

                  o any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustment has been made, and

                  o the aggregate amount of any cash distributions above to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made;

                  exceeds 10% of our market capitalization on the expiration of such tender offer.

         We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

         In any case in which we consolidate or merge with or into another entity or in which another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation, merger, sale or transfer. The preceding sentence will not apply to a merger which does not result in any reclassification, conversion, exchange or cancellation of our common stock.

         We may increase the conversion rate by any amount for any period of at least 20 days, upon at least 15 days notice, if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control as defined below.

         If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Important United States Federal Tax Considerations."

SUBORDINATION

         The notes are subordinated and, as a result, the payment of the principal, any premium and interest on the notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, of all of our senior debt. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries.

         Senior debt is defined in the indenture to mean the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

         o our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

         o        all of our obligations for money borrowed;

         o all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

         o        our obligations:

                  o as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

                  o as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

         o all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

         o all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

         o all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

         o all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

         o renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

         Senior debt will not include the notes or any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes.

         We may not make any payment on account of principal, premium or interest on the notes, or redemption or repurchase of the notes, if:

         o we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period; or

         o any other default occurs and is continuing on any designated senior debt and:

                  o the default permits the holders of the designated senior debt to accelerate its maturity, and

                  o the trustee has received a notice (a payment blockage notice) of the default from us, the holder of such designated senior debt or such other person permitted to give such notice under the indenture.

         If payments of the notes have been blocked by a payment default on senior debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist.

         If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of:

         o the date the nonpayment default is cured or waived or ceases to exist; or

         o        179 days after the payment blockage notice is received.

         No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced unless and until:

         o 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

         o all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

         Designated senior debt means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

         In addition, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full in cash or other payment satisfactory to holders of senior debt before you are entitled to receive any payment otherwise due upon any acceleration of the principal on the notes as a result of:

         o        an event of default of the notes; or

         o payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.

         In the event of insolvency, creditors who are holders of senior debt may recover more, ratably, than you because of this subordination. The subordination may result in a reduction or elimination of payments on the notes to you.

         In addition, the notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

         As of October 31, 2000, other than capital lease obligations, we and our subsidiaries had no indebtedness for borrowed money. The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

OPTIONAL REDEMPTION

         On or after the third business day after June 15, 2004, we may redeem the notes in whole or in part, at the prices set forth below. If we elect to redeem all or part of the notes, we will give you at least 30, but no more than 60, days notice.

         The redemption price, expressed as a percentage of principal amount, is as follows for the following periods:


                                                                                                     REDEMPTION
                                            PERIOD                                                      PRICE
                                            ------                                                   ----------
Beginning on the third business day after June 15, 2004 and ending on June 14, 2005..........         103.214%

Beginning on June 15, 2005 and ending on June 14, 2006.......................................         102.143%

Beginning on June 15, 2006 and ending on June 14, 2007.......................................         101.071%


and thereafter is equal to 100%. In each case, we will pay accrued and unpaid interest to, but excluding, the redemption date.

         No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

PAYMENT AND CONVERSION

         When we make cash payments of principal and interest on the notes, these payments will be by dollar check drawn on an account maintained at a bank in the City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request, we will make payments of principal and interest to you by wire transfer to an account maintained by you at a bank in the City of New York. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on June 1 or December 1, whether or not a business day, immediately preceding the relevant interest payment date (a regular record date). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

         We may, at our option, pay interest on the notes in shares of our common stock that have been registered under the Securities Act. If we elect to pay interest in our common stock, the number of shares of common stock to be distributed will be calculated by dividing the amount of the interest otherwise payable in cash by 95% of the arithmetic average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) immediately preceding the interest payment date. If we elect to pay any interest in common stock, we will give the DTC 15 business days notice prior to the related interest payment date and the DTC will forward that notice to holders. The notes will not be redeemable unless all interest accrued through such redemption date shall have been paid in full. Notwithstanding anything to the contrary herein contained, we will not be required to pay or accrue interest if another person (including, without limitation, any of our subsidiaries) pays an amount to the holders equal to the amount of such interest on our behalf and, in such event, the interest will be deemed paid for all purposes. For a discussion of certain federal income tax considerations relevant to the payment of interest on the notes, see "Important United States Federal Income Tax Considerations."

         The term "Closing Price" means, on any day, the last reported sale price on such day or, in case no sale takes place on that day, the average of the reported closing bid and asked prices on the principal national securities exchange on which our common stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any independent registered broker-dealer firm, selected by us for that purpose, in each case adjusted for any stock split during the relevant period.

         The term "Trading Day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

         Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

         o any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note; or

         o any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

         We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

         Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable.

         We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

         All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

         If a change in control as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

         At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in shares of our common stock that have been registered under the Securities Act valued at 95% of the average of the Closing Prices of our common stock for the 20 consecutive Trading Days immediately preceding and including the third Trading Day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture.

         Within 45 days after the occurrence of a change in control, we are obligated to give you notice of the change in control and of your repurchase right arising as a result of the change of control. We will also advise you in that notice whether we will pay the repurchase price in the form of cash or shares of our common stock. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

         A change in control will be deemed to have occurred at the time, after the notes are originally issued, that any of the following occurs:

         o any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires a beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in the election of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

         o we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than

                  o        any such transaction:

                           o        that does not result in any
                                    reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

                           o pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, and

                  o any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

         However, a change in control will not be deemed to have occurred if either:

         o the Closing Price per share of our common stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive Trading Days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days, or

         o all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change of control under the first and second bullet points in the preceding paragraph above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock.

         For purposes of these provisions:

         o the conversion price is equal to $1,000 divided by the conversion rate;

         o whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act; and

         o person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

         The rules and regulations promulgated under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

         We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchaser, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

         The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase substantially all under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

         The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

         Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could result in an event of default under our senior debt. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our senior debt. As a result, unless we were to obtain a waiver, a repurchase of the notes in cash could be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. See "-- Subordination".

MERGERS AND SALES OF ASSETS

         We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

         o the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture; and

         o immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

EVENTS OF DEFAULT

         The following will be events of default under the indenture:

         o we fail to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

         o we fail to pay any interest on any note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

         o we fail to provide notice of a change in control, whether or not such notice is prohibited by the subordination provisions of the indenture;

         o we fail to perform any other covenant in the indenture, which failure continues for 60 days after written notice as provided in the indenture;

         o any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereto, by us or any of our significant subsidiaries in an aggregate principal amount in excess of $25.0 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

         o certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

         Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have furnished reasonable indemnity to the trustee. Subject to providing indemnification to the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         If an event of default (other than an event of default arising from events of insolvency, bankruptcy or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may, subject to the subordination provisions of the indenture, accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see
"-- Meetings, Modification and Waiver" below.

         You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

         o you give the trustee written notice of a continuing event of default;

         o the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and furnished reasonable indemnity to the trustee to institute proceedings;

         o the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

         o the trustee shall have failed to institute such proceeding within 60 days of the written request.

         However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

         We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

         The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

         Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, and certain past defaults by us may be waived, either:

         o with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

         o by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

         The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

         However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

         o change the stated maturity of the principal or interest of a note;

         o reduce the principal amount of, or any premium or interest on, any note;

         o reduce the amount payable upon a redemption or mandatory repurchase;

         o modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

         o        change the place or currency of payment on a note;

         o impair the right to institute suit for the enforcement of any payment on any note;

         o        modify our obligation to maintain an office or agency in New
                  York City;

         o modify the subordination provisions in a manner that is adverse to the holders of the notes;

         o        adversely affect the right to convert the notes;

         o reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

         o reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

         o reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

         The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with certain restrictive provisions of the indenture by written consent. Holders of at least 66 2/3% in aggregate of the principal amount of notes represented at a meeting may also waive compliance by us with certain restrictive provisions of the indenture by the adoption of a resolution at the meeting if a quorum of holders are present and certain other conditions are met. The holders of a majority in aggregate principal amount of the outstanding notes also may waive by written consent any past default under the indenture, except a default in the payment of principal, premium, if any, or interest.

NOTICES

         Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

         Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

REPLACEMENT OF NOTES

         We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

         We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes and the shares of our common stock issued upon conversion of the notes or as payment-in-kind interest on the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

         The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

THE TRUSTEE

         If an event a default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

            IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Jones, Day, Reavis & Pogue, the following are the material United States federal income tax consequences relating to the purchase, ownership and disposition of the notes and of the common stock into which the notes may be converted. For purposes of this discussion, the Internal Revenue Service is referred to as the "IRS."

         This discussion:

         o does not address all of the tax consequences that may be material to a potential investor based on his or her particular tax situation;

         o is based on the provisions of the Internal Revenue Code of 1986, as amended (which is referred to in this discussion as the "Code"), the applicable Treasury Regulations promulgated or proposed under the Code (which are referred to in this discussion as the "Treasury Regulations"), and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis;

         o deals only with the beneficial owner, or "holder," of a note that will hold notes and common stock into which the notes may be converted as "capital assets" (within the meaning of Section 1221(a) of the Code);

         o does not address tax consequences applicable to holders that are subject to special tax rules, such as banks, tax-exempt organizations, pension funds, insurance companies, dealers in securities or foreign currencies, traders who elect to mark to market their securities, persons that will hold notes or common stock into which the notes may be converted as a position in a hedging or constructive sale transaction, "straddle" or "conversion" or other integrated transaction for tax purposes, or persons that have a "functional currency" other than the U.S. dollar; and

         o does not address the tax consequences to persons other than U.S. holders, as defined below.

         No ruling has been sought from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given to you that the IRS will agree with those statements and conclusions. In addition, the IRS may not be precluded from successfully adopting a contrary position. This discussion does not consider the effect of any applicable foreign, state, or local tax laws.

         As used in this memorandum, the term "U.S. holder" means a beneficial owner of a note or of common stock into which a note is converted that is, for United States federal income tax purposes:

         o        a citizen or individual resident of the United States;

         o a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any state;

         o an estate, the income of which is subject to United States federal income taxation, regardless of its source;

         o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996, and treated as a United States person prior to this date that timely elected to continue to be treated as a United States person; or

         o a partnership, or other entity treated as a partnership, created or organized in or under the laws of the United States or of any state, except as Treasury Regulations may provide.

         INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FEDERAL TAX CONSIDERATIONS

         INTEREST ACCRUAL ON NOTES. In light of the possibility that interest on the notes may be paid in common stock based on 95% of the arithmetic average of the Closing Price for the five consecutive Trading Days immediately preceding the interest payment date, the notes for United States federal income tax purposes should be subject to the Treasury Regulations relating to contingent payment debt instruments (which are referred to herein as the contingent payment debt regulations). The remainder of this discussion assumes this result. Under the contingent payment debt regulations, a U.S. holder will be required to accrue interest income on the notes (in the manner described in the next paragraph) regardless of whether such U.S. holder uses the cash or accrual method of tax accounting. As a result, a U.S. holder may be required to include interest in taxable income each year in excess of the semiannual interest payments received in that year.

         Under the contingent payment debt regulations, for each accrual period prior to and including the maturity date of the notes (or, if applicable, the conversion date), the amount of interest that accrues, as original issue discount, on a note equals the product of (a) the adjusted issue price of the note (as defined below) as of the beginning of the accrual period and (b) the comparable yield (as defined below) (adjusted for the length of the accrual period). This amount is ratably allocated to each day in the accrual period and is includable as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the note. None of the semiannual interest payments on the notes will be "qualified stated interest" and, accordingly, all such payments will be treated as payments of original issue discount or as return of principal.

         Because a holder of a note will accrue original issue discount in income for each day the note is held by such holder, upon a conversion of a note during the interest period a holder will be required to include in income, for United States federal income tax purposes, the sum of the daily portions of original issue discount for the portion of that interest period ending on the conversion date, even if no interest payment is actually made on account of that final interest period. A holder of a note should not, however, be required to include in income any payment of interest on the note made after the conversion of the note.

         For purposes of this discussion, "adjusted issue price" means the issue price of the note, increased by any interest previously accrued (determined without regard to any adjustments to interest accruals described below) and decreased by the amount of any projected payments (as defined below) with respect to the note prior to the date of such calculation, and "comparable yield" means the annual yield the issuer would pay, as of the issue date, on a non-contingent fixed-rate debt security with terms and conditions otherwise comparable to those of the notes.

         Allied Riser has determined that the comparable yield is 7.50%, compounded semiannually. For this purpose, pursuant to the contingent payment debt regulations, the right to convert the notes into common stock has been treated as a term which may be taken into account in determining the comparable yield; the law on this point, however, is not clear and there can be no assurance that the IRS will not challenge this position and assert that the comparable yield should be higher. Under the contingent payment debt regulations, Allied Riser is required, solely for United States federal income tax purposes, to provide a schedule of the projected amounts of payments (which we refer to as projected payments) on a note. Based on the determination of the comparable yield, the schedule of projected payments consists of (a) a payment of $34.7917 on December 15, 2000, (b) payments of stated interest equal to $37.50 on all other semiannual interest payment dates and (c) a payment of a projected amount at the maturity date of the note (excluding the stated semiannual interest on the note payable on such date) equal to $1,000. For United States federal income tax purposes, a U.S. holder is required to use the comparable yield and the schedule of projected payments in determining its interest accruals and adjustments thereof in respect of the notes, unless such U.S. holder timely discloses and justifies the use of other estimates to the IRS.

         THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOLDERS' INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

         ADJUSTMENTS TO INTEREST ACCRUALS. If, during any taxable year, the sum of any actual interest payments with respect to a note for that taxable year (including, in the case of the taxable year which includes the maturity date of the note, the amount received at maturity) exceeds the total amount of projected interest payments for that taxable year, the difference will produce a "net positive adjustment" under the contingent payment debt regulations, which will be treated as additional interest for the taxable year. For this purpose, the payments in a taxable year generally include the fair market value of any common stock received in that year. If the actual amount received in a taxable year in respect of interest on a note is less than the amount of projected interest payments for that taxable year, the difference will produce a "net negative adjustment" under the contingent payment debt regulations, which will (a) reduce the U.S. holder's interest income on the note for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the note, during prior taxable years (reduced to the extent such interest was offset by prior net negative adjustments).

         MARKET DISCOUNT. The tax treatment of U.S. holders with respect to the notes may be altered if the notes are purchased at a "market discount." Market discount on a note will generally equal the amount, if any, by which the revised issued price of the note exceeds the holder's initial tax basis in the note (generally the note's acquisition price). The revised issue price of a note for a particular U.S. holder equals the original issue price of the note plus the aggregate amount of original issue discount includable in the gross income of all other holders for periods before the acquisition of the note by such U.S. holder. Subject to a de minimis exception, a U.S. holder of a note acquired at a market discount is generally required to treat as ordinary income any gain recognized on the disposition of such note to the extent of the "accrued market discount" at the time of disposition. Market discount on a note will be treated as accruing on a straight-line basis over the term of such note or, at the election of the holder, under a constant-yield method. A U.S. holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues. If a note with accrued market discount is converted into common stock, the amount of such accrued market discount at the time of conversion generally will be taxable to the U.S. holder as ordinary income upon disposition of the common stock.

         PREMIUM. A U.S. holder that purchases a note at a premium over its stated principal amount generally may elect to amortize such premium (amortizable bond premium) from the purchase date to the note's maturity date under a constant-yield method. Amortizable bond premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized bond premium is treated as an offset to interest income on a note and not as a separate deduction. However, since a note may be optionally redeemed after acquisition at a price in excess of its stated redemption price at maturity, special rules may apply that could result in a deferral of the amortization of some bond premium until later in the term of the note. In general, a U.S. holder's tax basis in the notes will be reduced by the amount of any bond premium as it is amortized or used to offset interest income. Such amortization will cease upon conversion of the notes into common stock.

         A U.S. holder that purchases a note for an amount that is greater than its revised issue price as of the purchase date and less than or equal to the stated redemption price at maturity will be considered to have purchased the note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. holder must include in its gross with respect to such note for any taxable year (or portion of a taxable year during which the U.S. holder holds the note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

         CONSTRUCTIVE DIVIDEND. Section 305 of the Code and the applicable Treasury Regulations thereunder provide that, under certain circumstances, adjustments in the conversion price of convertible securities (including the failure to adjust the conversion price) may be treated as constructive distributions of stock taxable as a dividend if, as a result of such adjustment (or failure to adjust), the proportionate interest of the holder of such convertible security in the assets or earnings and profits of the issuer is increased, unless such adjustment (or failure to adjust) is made pursuant to an adjustment formula that has the effect of preventing dilution of the interest of the holder of the convertible security. Accordingly, adjustments in the conversion price of the notes (or the failure to make such adjustments) may result in constructive distributions to U.S. holders of notes that could, under certain circumstances, be taxable to such holders as a dividend. If such constructive distributions were deemed to occur, a U.S. holder of notes could be required to recognize ordinary income for U.S. federal income tax purposes without receiving a corresponding distribution of cash.

         CONVERSION OF NOTES. A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to cash received instead of a fractional share of common stock. The holder's tax basis in common stock received upon conversion of a note generally will be the same as the holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period of the common stock received upon conversion generally should include the holding period of the note converted. Where, however, subsequent to a conversion of a note a U.S. holder receives an interest payment on the note in the form of common stock, the holder's tax basis in such common stock generally should equal the amount of the stated interest to which the payment of such common stock is attributable, and the holding period for such common stock should begin as of the date of conversion of the note.

         Cash received instead of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash instead of a fractional share of common stock generally will result in ordinary income, measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share under the rules described below. See "Sale or exchange of notes or shares of common stock."

         DIVIDENDS ON SHARES OF COMMON STOCK. Distributions on shares of common stock will constitute dividends for U.S. federal income tax purposes to the extent of Allied Riser's current and accumulated earnings and profits as determined under U.S. federal income tax principles. While Allied Riser believes it currently does not have any current or accumulated earnings and profits, the actual amount of its earnings and profits at any time will depend upon its financial performance. Dividends paid to holders that are U.S. corporations may qualify for the dividends-received deduction.

         To the extent that a U.S. holder receives a distribution on shares of common stock that would otherwise constitute a dividend for U.S. federal income tax purposes but that exceeds the holder's pro rata share of Allied Riser's current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of common stock (but not below zero). Any distribution in excess of the holder's basis in the shares of common stock will be treated as capital gain.

         SALE OR EXCHANGE OF NOTES OR SHARES OF COMMON STOCK. In general, a U.S. holder of notes (or of common stock into which the notes have been converted) will recognize gain or loss upon the sale, redemption, retirement or other disposition of the notes (or the common stock) measured by the difference between:

         o the amount of cash and the fair market value of any property received; and

         o the U.S. holder's tax basis in the notes (or the common stock).

         A U.S. holder's tax basis in notes generally will equal the cost of the notes to the holder, increased by interest previously accrued by the holder (determined without regard to any net positive or negative adjustments described above) and decreased by the amount of any projected payments prior to the date of such calculation and any amortized bond premium. Any gain realized on a sale or exchange of a note generally will be taxable as ordinary income; while any loss generally will be treated as ordinary loss to the extent the holder's total interest inclusions exceed the net negative adjustments the holder took into account as ordinary loss and, thereafter, as capital loss. In general, any gain or loss realized by a U.S. holder on the disposition of common stock into which the notes have been converted will be capital gain or loss and will be long-term capital gain or loss if the holding period of the notes or the common stock that was disposed of exceeded one year. Net long-term capital gain realized by individual taxpayers is taxable at a maximum rate of 20%. Special rules may apply to redemptions of the common stock which may result in the amount paid being treated as a dividend.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the notes or shares of common stock made by Allied Riser with respect to non-corporate U.S. holders. These holders generally will be subject to backup withholding at a rate of 31% unless the recipient of the payment supplies a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon timely furnishing the required information to the IRS.

                              PLAN OF DISTRIBUTION

         The securities being offered by this prospectus may be sold from time to time to purchasers directly by the selling security holders listed in the table set forth in "Selling Security Holders" or, alternatively, through underwriters, broker-dealers or agents. The selling security holders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

                  o on any national securities exchange or quotation service on which the notes or common stock may be listed or quoted at the time of sale;

                  o        in the over-the-counter market;

                  o in transactions otherwise than on an exchange or over-the-counter market; and

                  o        through the writing of options.

         In connection with sales of the securities, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell the securities short and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

         The selling security holders and any of their brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters", and any profits on the sale of the securities by them and any discounts, commissions, or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         To our best knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling security holders.

         At any time a particular offer of the securities is made, a revised prospectus or supplement, if required, will be distributed that will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

         We have agreed to indemnify the selling security holders against specified liabilities under the Securities Act and to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Jones, Day, Reavis & Pogue.


                                    EXPERTS

         The consolidated financial statements of Allied Riser Communications Corporation as of December 31, 1998 and 1999, and for the period from inception (December 19, 1996) through December 31, 1997, and for the years ended December 31, 1998 and 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by us. All amounts are estimates, other than the Securities and Exchange Commission filing fee and the Nasdaq listing fee.


          Securities Exchange Commission filing fee..........      $  51,374

          Nasdaq listing fee.................................         17,500

          Accounting fees and expenses.......................         25,000

          Legal fees and expenses............................        100,000

          Printing and engraving.............................         40,000

          Transfer agent fees and expenses...................         15,000

          Trustee fees.......................................         61,000

          Miscellaneous expenses.............................         15,126
                                                                   ---------
                    Total....................................      $ 325,000
                                                                   =========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Allied Riser) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of Allied Riser, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Allied Riser as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to Allied Riser, unless the court believes that in the light of all the circumstances indemnification should apply.

         Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

         Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the directors's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

         o for any transaction from which the director derived an improper personal benefit.

         These provisions are permitted under Delaware law.

         Our amended and restated bylaws provide that:

         o we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

         o we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

         o we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

         The indemnification provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16.  EXHIBITS

         (a) Exhibits:


           EXHIBIT                         DESCRIPTION OF EXHIBIT
           -------                         ----------------------

            2.1      --   Plan of Complete Liquidation and Reorganization, dated
                          November 18, 1998 (previously filed as Exhibit 2.1 to our Registration Statement on Form S-1, as amended by a Form S-1/A (Amendment No. 3), Commission File No.
                          333-85597, filed October 20, 1999, and incorporated herein by reference)

            3.1      --   Amended and Restated Certificate of Incorporation
                          (previously filed as Exhibit 3.1 to our Quarterly
                          Report on Form 10-Q for the quarter ended September
                          30, 1999, filed on December 13, 1999, and incorporated herein by reference)

            3.2      --   Bylaws, as amended and restated (previously filed as
                          Exhibit 3.2 to our Registration Statement on Form S-1, as amended by a Form S-1/A (Amendment No. 3),
                          Commission File No. 333-85597, filed October 20, 1999, and incorporated herein by reference)

            4.1      --   Specimen Certificate for our common stock (previously
                          filed as Exhibit 4.1 to our Registration Statement on Form S-1, as amended by a Form S-1/A (Amendment
                          No. 3), Commission File No. 333-85597,  filed October
                          20, 1999, and incorporated herein by reference)

            4.2      --   Specimen Certificate for our warrants (previously
                          filed as Exhibit 4.1 to our Registration Statement on Form S-1, as amended by a Form S-1/A (Amendment to No. 3), Commission File No. 3), Commission File No.
                          333-85597, filed October 20, 1999, and incorporated herein by reference)

            4.3      --   Registration Rights Agreement, dated as of November
                          23, 1998, among Allied Riser and the stockholders named therein (previously filed as Exhibit 4.3 to our Registration Statement on Form S-1, as amended by a Form S-1/A (Amendment No. 1), Commission File No.
                          333-85597, filed September 23, 1999, and incorporated herein by reference)

           EXHIBIT                         DESCRIPTION OF EXHIBIT
           -------                         ----------------------

           4.3.1     --   First Amendment to Registration Rights Agreement,
                          dated as of December 30, 1998 (previously filed as Exhibit 4.3.1 to our Registration Statement on Form
                          S-1, as amended by a Form S-1/A (Amendment No. 1),
                          Commission File No. 333-85597, filed September 23,
                          1999, and incorporated herein by reference)

           4.3.2     --   Second Amendment to Registration Rights Agreement,
                          dated as of August 18, 1999 (previously filed as Exhibit 4.3.2 to our Registration Statement on form
                          S-1, as amended by a Form S-1/A (Amendment No. 1),
                          Commission File No. 333-85597, filed September 23,
                          1999, and incorporated herein by reference)

           4.3.3     --   Third Amendment to Registration Rights Agreement,
                          dated as of August 18, 1999 (previously filed as Exhibit 4.3.3 to our Registration Statement on Form
                          S-1, as amended by a Form S-1/A (Amendment No. 1),
                          Commission File No. 333-85597, filed September 23,
                          1999, and incorporated herein by reference)

            4.4      --   Indenture, dated as of July 28, 2000 by and between
                          Allied Riser and Wilmington Trust Company, as trustee, relating to Allied Riser's 7.50% Convertible
                          Subordinated Notes due 2007 (previously filed as
                          Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on August 11, 2000, and incorporated herein by reference)

            4.5      --   Registration Rights Agreement, dated as of July 22,
                          2000, by and between Allied Riser and Goldman, Sachs
                          & Co., relating to Allied Riser's 7.50% Convertible
                          Subordinated Notes due 2007 (previously filed as
                          Exhibit 4.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on August 11, 2000, and incorporated herein by reference)

           *5.1      --   Opinion of Jones, Day, Reavis & Pogue regarding
                          validity

           *8.1      --   Opinion of Jones, Day, Reavis & Pogue regarding
                          certain tax matters

          **12.1     --   Statement regarding computation of earnings to fixed
                          charges

           *23.1     --   Consent of Jones, Day, Reavis & Pogue (included in
                          Exhibit 5.1)

           *23.2     --   Consent of Arthur Andersen LLP

          **25.1     --   Statement of Eligibility of Trustee on Form T-1



-------------------------
 * Filed herewith
** Previously filed



ITEM 17.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 15, 2000.

                                       ALLIED RISER COMMUNICATIONS CORPORATION


                                       By: /s/ GERALD K. DINSMORE
                                           -------------------------------------
                                           Gerald K. Dinsmore
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated below.


             SIGNATURE                                         TITLE                             DATE
             ---------                                         -----                             ----

/s/ GERALD K. DINSMORE                        President, Chief Executive Officer and
---------------------------------             Director (Chief Executive Officer)          December 15, 2000
Gerald K. Dinsmore
                                              Senior Vice President and Chief
/s/ TODD C. DOSHIER                           Financial Officer (Principal Financial
---------------------------------             and Accounting Officer)                     December 15, 2000
*Todd C. Doshier
 Attorney-in-fact

         *
---------------------------------             Director and Chairman of the Board
Stephen W. Schovee

         *
---------------------------------             Director
R. David Spreng

         *
---------------------------------             Director
Blair P. Whitaker

         *
---------------------------------             Director
William T. White

                                INDEX TO EXHIBITS


           EXHIBIT
           NUMBER                             DESCRIPTION
           -------                            -----------
            2.1      --   Plan of Complete Liquidation and Reorganization, dated
                          November 18, 1998 (previously filed as Exhibit 2.1 to
                          our Registration Statement on Form S-1, as amended by
                          a Form S-1/A (Amendment No. 3), Commission File No.
                          333-85597, filed October 20, 1999, and incorporated
                          herein by reference)

            3.1      --   Amended and Restated Certificate of Incorporation
                          (previously filed as Exhibit 3.1 to our Quarterly
                          Report on Form 10-Q for the quarter ended September
                          30, 1999, filed on December 13, 1999, and incorporated
                          herein by reference)

            3.2      --   Bylaws, as amended and restated (previously filed as
                          Exhibit 3.2 to our Registration Statement on Form S-1,
                          as amended by a Form S-1/A (Amendment No. 3),
                          Commission File No. 333-85597, filed October 20, 1999,
                          and incorporated herein by reference)

            4.1      --   Specimen Certificate for our common stock (previously
                          filed as Exhibit 4.1 to our Registration Statement on
                          Form S-1, as amended by a Form S-1/A (Amendment
                          No. 3), Commission File No. 333-85597, filed October
                          20, 1999, and incorporated herein by reference)

            4.2      --   Specimen Certificate for our warrants (previously
                          filed as Exhibit 4.1 to our Registration Statement on
                          Form S-1, as amended by a Form S-1/A (Amendment to
                          No. 3), Commission File No. 3), Commission File No.
                          333-85597, filed October 20, 1999, and incorporated
                          herein by reference)

            4.3      --   Registration Rights Agreement, dated as of November
                          23, 1998, among Allied Riser and the stockholders
                          named therein (previously filed as Exhibit 4.3 to our
                          Registration Statement on Form S-1, as amended by a
                          Form S-1/A (Amendment No. 1), Commission File No.
                          333-85597, filed September 23, 1999, and incorporated
                          herein by reference)

           4.3.1     --   First Amendment to Registration Rights Agreement,
                          dated as of December 30, 1998 (previously filed as
                          Exhibit 4.3.1 to our Registration Statement on Form
                          S-1, as amended by a Form S-1/A (Amendment No. 1),
                          Commission File No. 333-85597, filed September 23,
                          1999, and incorporated herein by reference)

           4.3.2     --   Second Amendment to Registration Rights Agreement,
                          dated as of August 18, 1999 (previously filed as
                          Exhibit 4.3.2 to our Registration Statement on form
                          S-1, as amended by a Form S-1/A (Amendment No. 1),
                          Commission File No. 333-85597, filed September 23,
                          1999, and incorporated herein by reference)

           4.3.3     --   Third Amendment to Registration Rights Agreement,
                          dated as of August 18, 1999 (previously filed as
                          Exhibit 4.3.3 to our Registration Statement on Form
                          S-1, as amended by a Form S-1/A (Amendment No. 1),
                          Commission File No. 333-85597, filed September 23,
                          1999, and incorporated herein by reference)

            4.4      --   Indenture, dated as of July 28, 2000 by and between
                          Allied Riser and Wilmington Trust Company, as trustee,
                          relating to Allied Riser's 7.50% Convertible
                          Subordinated Notes due 2007 (previously filed as
                          Exhibit 4.1 to our Quarterly Report on Form 10-Q for
                          the quarter ended June 30, 2000, filed on August 11,
                          2000, and incorporated herein by reference)

            4.5      --   Registration Rights Agreement, dated as of July 22,
                          2000, by and between Allied Riser and Goldman,
                          Sachs & Co., relating to Allied Riser's 7.50%
                          Convertible Subordinated Notes due 2007 (previously
                          filed as Exhibit 4.2 to our Quarterly Report on Form
                          10-Q for the quarter ended June 30, 2000, filed on
                          August 11, 2000, and incorporated herein by reference)

           *5.1      --   Opinion of Jones, Day, Reavis & Pogue regarding
                          validity

           *8.1      --   Opinion of Jones, Day, Reavis & Pogue regarding
                          certain tax matters

          **12.1     --   Statement regarding computation of earnings to fixed
                          charges

           *23.1     --   Consent of Jones, Day, Reavis & Pogue (included in
                          Exhibit 5.1)

           *23.2     --   Consent of Arthur Andersen LLP

          **25.1     --   Statement of Eligibility of Trustee on Form T-1


----------
 *   Filed herewith
**   Previously filed